Exhibit 99.1

Equity Media Receives up to $37.5 million in Asset Sales Transaction with Group led by Largest Shareholder Henry Luken III

Assets Include Retro Television Network (RTN) Subsidiary and Certain Stations

Equity Media Has Option to Repurchase RTN

Equity Media Enters into Amendment to its Credit Facility with Lenders

June 25, 2008 - Little Rock, Ark. – Equity Media Holdings Corporation (NASDAQ:EMDA) today announced it has closed an asset sales transaction with Luken Communications, LLC, a group led by Equity Media’s largest shareholder Henry Luken III (the “Investors”). The Investors purchased Equity Media’s Retro Television Network (RTN) subsidiary for $18.50 million. Equity Media has the option to repurchase RTN at any time during the next six months. Concurrently with the closing of the RTN sale, the Investors purchased for $1.50 million warrants to purchase up to 8,050,000 shares of Equity Media for $1.10 per share. Equity Media also has entered into asset purchase agreements with the Investors for the sale by Equity Media of certain television stations. Equity Media has received a $5 million prepayment on the stations sale from the Investors. The stations sale will be consummated, and Equity Media will receive the remaining payment of $12.5 million, upon receipt of FCC and certain other approvals. Following consummation of the station sales, Equity Media will continue to own and operate 100 stations in 35 markets representing 24.8% of U.S. television households based on Equity Media’s current stations roster.

The transactions with the Investors were approved by a special committee of the board of directors of Equity Media, which received an opinion from an independent investment bank that the consideration being received in the transactions was fair, from a financial point of view, for Equity Media’s unaffiliated stockholders.

Equity Media will use a portion of the current proceeds from the transactions to retire a portion of its credit facilities in a principal amount of $17.5 million. The remaining current and future proceeds from the transactions will be used for working capital, further debt reduction and to fund operations as Equity Media continues to explore ways to maximize shareholder value, including pursuing strategic partnerships, potential further sales of assets, cost cutting initiatives and additional financings. Equity Media has entered into an amended engagement agreement with Thomas Weisel Partners with respect to these efforts.

Equity Media has also executed an amendment to its existing senior secured credit facility.

The transaction overview with the Investors is as follows:

Sale of Retro Television Network

Equity Media today received $18.5 million in cash for all of the outstanding shares of Retro Programming Services, Inc. (“RTN”). RTN is a growing network with 73 affiliates that currently covers 38% of U.S. television households. Equity Media has the option (“RTN Option”) to repurchase RTN for $27.75 million plus an amount equal to the capital and net operating expenditures invested by the Investors prior to the repurchase (together with a return on such expenditures at the rate of 12% per annum), which is exercisable at any time through December 24, 2008. The Investors received a license to utilize Equity Media’s Central Automated Satellite Hub (“CASH”) delivery technology in operating RTN. Equity Media will maintain the RTN operations center in Little Rock, Arkansas and create communications links between any new operations center created by Luken Communications, LLC. These operations centers will serve as backup to each other with the data required to operate each of the centers redundant.

As part of its engagement by Equity Media, Thomas Weisel Partners will explore strategic alternatives, including potentially working with strategic partners, for the repurchase of Retro Television Network during the option period and also will assist in identifying additional sources to help finance additional digital networks, similar to the RTN model, that Equity Media may develop using the CASH technology system. Management of Equity Media believes that the transaction with the Investors will allow for RTN to continue expanding affiliate relationships and its national reach during the option period. Equity Media will work with the Investors to assist in the continued growth of RTN as Equity Media makes efforts to realize on its current objective of repurchasing RTN.

Sale of Certain Television Stations

Equity Media has entered into an agreement with the Investors to sell certain television stations currently affiliated with Univision/Telefutura located in six markets including Amarillo (Texas), Waco (Texas), Fort Myers/Naples (Florida), Minneapolis (Minnesota), Oklahoma City (Oklahoma) and Tulsa (Oklahoma). Equity Media today received $5.0 million as an initial payment from the Investors, which is nonrefundable except in certain circumstances. Equity Media will receive an additional $12.5 million upon consummation of the stations sale, which is subject to Univision’s right of first refusal held on these stations and customary Federal Communication Commission approval. Equity Media has the right to terminate the agreement prior to consummation of the sale, subject to certain provisions.

Warrant Purchase

Equity Media sold warrants to the Investors to purchase 8,050,000 shares of Equity Media’s common stock at an exercise price of $1.10 per share, exercisable through September 7, 2009 (the “Luken Warrants”). The purchase price for the warrants was $1.5 million. In the event the Luken Warrants are exercised, the Investors’ ownership stake would increase from approximately 20% ownership to approximately 30% ownership. In connection with the amended engagement agreement between Thomas Weisel Partners and Equity Media, Thomas Weisel Partners received warrants to purchase up to 1,075,279 shares on the same terms as the Luken Warrants, as well as a cash fee, in consideration of its assistance with the transactions with the Investors.

Amendment to Senior Secured Credit Facility

Equity Media has also entered into an amendment to its senior secured credit facility. Equity Media will use a portion of the current proceeds from the transactions with the Investors to pay down a portion of such credit facility. Following this pay down, approximately $38.5 million will be outstanding under the credit facility.

Equity Media previously announced a management realignment and will focus on leveraging its core assets as a digital delivery platform, disposing of non-core station assets, realizing increased revenue and cost reduction opportunities across Equity Media’s media platform, and offering new opportunities for content delivery for digital networks and station owners.

"On behalf of the Board of Directors and management we are excited to have closed on the transactions. The proceeds of these transactions enable us to continue to offer the depth of our technology platform, television stations and new business opportunities for our partners and shareholders," said John E. Oxendine, Chief Executive Officer of Equity Media Holdings Corporation. “Equity Media has an exciting technology platform that complements management’s mission to offer compelling media services to content owners, advertisers, and affiliates."

About Equity Media Holdings Corporation

Equity Media Holdings Corporation (Nasdaq:EMDA) is a broadcaster with multiple sources of revenue and value in its operations that include its Broadcast Services Division, Broadcast Station Group and Spectrum Holdings Division. Equity Media's proprietary Centralized Automated Satellite Hub (C.A.S.H.) system provides centralized content distribution services which Equity Media believes are unique within the media industry. Equity Media is the second largest affiliate group of the top ranked Univision and TeleFutura networks, two networks driven by the growth of the Hispanic population in the U.S. For more information, please visit www.EMDAholdings.com.

CONTACT:
Equity Media Holdings Corporation
Investor Relations
501-219-2400

Luken Communications, LLC
Henry Luken
800-754-1200